UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 10, 2006

CKE Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11313	33-0602639
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6307 Carpinteria Ave., Ste. A, Carpinteria, California		93013
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(805)745-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

See disclosure under Item 5.02 of this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of January 10, 2006, Mr. Douglas K. Ammerman resigned, for personal reasons, as a member of the Board of Directors of CKE Restaurants, Inc. (the "Company"). Mr. Ammerman chaired the Company’s Audit Committee and served on the Company’s Compensation Committee. A replacement to the Board of Directors has not yet been appointed to fill the vacancy created by Mr. Ammerman’s resignation. The Board of Directors has appointed (i) Frank Willey, an existing director and member of the Company’s Audit Committee, to chair the Company’s Audit Committee, (ii) Peter Churm, an existing director, to serve on the Company’s Audit Committee, and (iii) Dan Ponder, Jr., an existing director, to serve on the Company’s Compensation Committee. Mr. Ammerman will continue to serve as a director on the board of a Company subsidiary.

In consideration for Mr. Ammerman’s service on the Board of Directors, the Board of Directors approved the acceleration of the unvested options to purchase the Company’s common stock granted to Mr. Ammerman pursuant to the terms and conditions of the Company’s 2005 Omnibus Incentive Compensation Plan. As a result, 20,000 unvested options, which have an exercise price of $13.53 per share, became immediately exercisable. Mr. Ammerman may exercise these options until December 31, 2006. All other terms and conditions applicable to Mr. Ammerman’s options, including those options granted pursuant to the terms and conditions of the Company’s 1999 Stock Incentive Plan, remain unchanged. As a result of Mr. Ammerman’s resignation, the 5,000 unvested shares of the Company’s common stock granted to Mr. Ammerman as a restricted stock award under the Company’s 2005 Omnibus Incentive Compensation Plan were transferred to the Company for no consideration in accordance with the terms of the underlying restricted stock award agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CKE Restaurants, Inc.

January 13, 2006	By:	/s/ Theodore Abajian

Name: Theodore Abajian
Title: Executive Vice President and Chief Financial Officer